Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-110593, 333-110952, 333-129156, 333-145432, 333-161742, 333-161745, 333-161749, 333-186683, 333-49448, 333-65802, 333-66430, 333-71774, 333-72010, 333-75810, 333-96615, 333-192713, 333-100794, 333-204725, 333-238779 on Form S-8, and Registration Statement No. 333-53672 on Form S-3 of our reports dated March 3, 2021 relating to the consolidated financial statements of SpartanNash Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended January 2, 2021.

/s/ DELOITTE & TOUCHE LLP

Grand Rapids, Michigan

March 3, 2021